UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 16, 2009

AVISTAR COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-31121	88-0463156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 1875 S. Grant Street, 10th Floor
San Mateo, California 94402
(Address of principal executive offices, including zip code)

(650) 525-3300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	– Compensatory Arrangements of Certain Officers.

On March 16, 2009, the Compensation Committee of the Board of Directors of Avistar Communications Corporation (“Avistar”) approved the following 2009 bonus structure for the officers named below.

Simon Moss, Chief Executive Officer

Mr. Moss will be eligible for a target bonus of up to $160,000 as a participant in a broad-based discretionary bonus pool, of up to $750,000, that will be available to all employees of Avistar upon achievement of revenue, net income and cash balance targets for the year ending December 31, 2009. The bonus is expected to be determined by the Compensation Committee and paid in quarterly installments.

Elias MurrayMetzger, Acting Chief Financial Officer

Mr. MurrayMetzger will be eligible to participate in a broad-based discretionary bonus pool of up to $750,000 that will be available to all employees of Avistar upon achievement of revenue, net income and cash balance targets for the year ending December 31, 2009. The bonus is expected to be determined by the Compensation Committee and paid following the year end.

Chris Lauwers, Chief Technology and Product Officer

Mr. Lauwers will be eligible to participate in a broad-based discretionary bonus pool of up to $750,000 that will be available to all employees of Avistar upon achievement of revenue, net income and cash balance targets for the year ending December 31, 2009. The bonus is expected to be determined by the Compensation Committee and paid following the year end.

Additionally, Mr. Lauwers will be eligible for a $10,000 bonus, paid upon contract signing, for each new technology licensing sale completed in 2009, subject to certain minimum cumulative estimated cash receipts under the license.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVISTAR COMMUNICATIONS CORPORATION

By:	/s/ Elias MurrayMetzger
Elias MurrayMetzger Acting Chief Financial Officer

Date:  March 20, 2009